CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our
report dated May 29, 2013, with respect to the financial statements of AllianceBernstein Emerging Markets Multi-Asset Portfolio, one of the portfolios constituting AllianceBernstein Cap Fund, Inc. for the fiscal year ended March 31, 2013, which is incorporated by reference in this Post-Effective Amendment No. 136 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.

                                                          /s/ ERNST & YOUNG LLP


New York, New York
July 29, 2013